FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*

                  Jerome Chicvara
                  2730 NW 31st Avenue
                  Portland, OR 97210

2.  Date of Event Requiring Statement (Month/Day/Year)

                  06/20/00

3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



4.  Issuer Name and Ticker or Trading Symbol

                  Portland Brewing Company

5.  Relationship of Reporting Person(s) to Issuer  (Check All Applicable)

                  /X /    Director
                  /  /    Officer (give title below)
                  /  /    10% Owner
                  /  /    Other (specify below)

6.  If Amendment, Date of Original (Month/Day/Year)

                  N/A

7.  Individual or Joint/Group Filing (Check Applicable Line)

                  /X /    Form filed by One Reporting Person
                  /  /    Form filed by More than One Report Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

             Table 1 -- Non-Derivative Securities Beneficially Owned

1.  Title of Security (Instr. 4)

                  ------

2.  Amount of Securities Beneficially Owned (Instr. 4)

                  ------

3.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)

                  ------

4.  Nature of Indirect Beneficial Ownership (Instr. 5)

                  ------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. If this form is filed by more than one reporting person, see Instruction 5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4)



2.  Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable:
                  Expiration Date:

3.  Title and Amount of Securities Underlying Derivative Security (Instr. 4)

                  Title:
                  Amount or Number of Shares:

4.  Conversion or Exercise Price of Derivative Security



5.  Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)



6.  Nature of Indirect Beneficial Ownership (Instr. 5)



Explanation of Responses:





                                  By:    /s/ C.A. Adams                  6/29/00
                                     ----------------------------------  -------
                                      **Signature of Reporting Person    Date
                                        Jerome Chicvara, by C.A. Adams,
                                        Attorney-in-fact

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).